Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Excellent Fourth Quarter and Full Year 2023 Results
Fourth Quarter 2023:
■Net income per diluted share was $0.12 and adjusted after-tax income* (AATI) per diluted share was $1.79
■General Insurance net premiums written (NPW) increased 3% year-over-year, or 7% on a comparable basis*†
■General Insurance combined ratio improved 80 basis points from the prior year quarter to 89.1%; General Insurance accident year combined ratio, as adjusted* (AYCR) improved 50 basis points from the prior year quarter to 87.9%
■General Insurance adjusted pre-tax income (APTI) of $1.4 billion increased $225 million, or 19% from the prior year quarter
■Life and Retirement APTI was $957 million, up 12% from the prior year quarter
■Returned $1.3 billion to shareholders through $1.0 billion of common stock repurchases and $256 million of dividends
■Repurchased $1.6 billion senior unsecured notes during the quarter

Full Year 2023:
■Net income per diluted share was $4.98 and AATI per diluted share was $6.79
■General Insurance NPW increased 5% year-over-year, or 7% on a comparable basis†
■General Insurance underwriting income was up 15% to $2.3 billion, driven by Global Commercial Lines, which increased 25% year-over-year
■General Insurance combined ratio improved 130 basis points from the prior year to 90.6%; AYCR improved 100 basis points from the prior year to 87.7%
■Life and Retirement full year 2023 APTI was $3.8 billion, up 15% from the prior year
■Returned $4.0 billion to shareholders in 2023 through $3.0 billion of common stock repurchases and $1.0 billion of dividends, in addition to a net financial debt reduction of $1.4 billion, and ended the year with AIG parent liquidity of $7.6 billion
■Return on common equity (ROCE) was 8.6% and adjusted ROCE* was 9.0%; adjusted ROCE was 12.5% for General Insurance and 11.5% for Life and Retirement
■2023 was a remarkable year of strategic progress for AIG, including the divestiture of Validus Re, which closed in the fourth quarter, the sale of Crop Risk Services, and the successful execution of three secondary offerings of Corebridge Financial (Corebridge) common stock, which reduced AIG’s ownership to 52.2% at year end

NEW YORK, February 13, 2024 – American International Group, Inc. (NYSE: AIG) today reported financial results for the fourth quarter and full year ended December 31, 2023.

AIG Chairman & Chief Executive Officer Peter Zaffino said: “In 2023, AIG delivered outstanding financial results, highlighted by excellent underwriting performance and the successful execution of multiple complex initiatives, while delivering exceptional value for our clients and stakeholders. Our substantial progress reflects the dedication and teamwork of our AIG colleagues around the world, who have delivered on our objectives. The full year adjusted after-tax income per diluted share increased 33% from the prior year to $6.79. We have further repositioned AIG for the future with the divestitures of Validus Re and Crop Risk Services, and we enter 2024 with significant momentum.

“General Insurance delivered $2.3 billion of underwriting income in 2023, a 15% increase year-over-year. Our unwavering commitment to underwriting excellence and ability to manage volatility remain fundamental to the sustainability of AIG’s underwriting income growth. The full-year 2023 combined ratio of 90.6% represents an improvement of 130 basis points year-over-year. Accident year combined ratio, as adjusted, of 87.7% represents an improvement of 100 basis points year-over-year. 2023 margins and underwriting income were the best results achieved in recent history. The quality of the underwriting portfolio once again enabled exceptional success at January 1 in renewing our reinsurance placements.

“For the full-year 2023, General Insurance net premiums written increased 5% year-over-year, or 7% on a comparable basis†, driven by 5% growth in Commercial Lines led by 17% growth in Lexington and 10% in Global Specialty. For the fourth quarter, North America Commercial Lines pricing, which includes rate and exposure, increased 7% and remains ahead of loss cost trend. Global Commercial pricing increased 6% and was in-line with loss cost trend.

“Life & Retirement continued to deliver strong financial results, benefiting from continued spread expansion and strong sales with total premiums and deposits exceeding $40 billion for the full year. Base net investment income continued to see favorable outcomes from the higher interest rate environment and, for the full-year 2023, Individual and Group Retirement produced a 46 basis point expansion in base spread year-over-year.

“With three successful secondary offerings in 2023, we reduced AIG’s ownership in Corebridge to approximately 52% at year end. We expect to deconsolidate Corebridge in 2024, which will bring greater visibility into our business, capital structure and operations.

“AIG’s strong performance and strategic actions in 2023 supported our sustained and balanced capital management strategy. We maintained financial flexibility while reducing financial debt by $1.4 billion and returning approximately $4 billion to AIG shareholders through $3 billion of common stock repurchases and $1 billion of dividends, including a 12.5% increase in the common stock dividend in the second quarter of 2023.

“We have significant momentum as we enter 2024, and excellent underwriting, operations, claims service, and talent are what will drive AIG’s continued growth. As we continue to navigate an increasingly complex global risk environment, we will remain agile and disciplined while delivering sustainable and differentiated value to our customers, partners and stakeholders.”

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.
† Net premiums written on a comparable basis reflects year-over-year comparison on a constant dollar basis adjusted for the International lag elimination, the sale of Crop Risk Services (CRS) and the sale of Validus Re. Refer to page 18 for more detail.

For full year 2023, net income attributable to AIG common shareholders was $3.6 billion, or $4.98 per diluted common share, compared to $10.2 billion, or $12.94 per diluted common share, in the prior year. The decline was primarily driven by net realized losses largely related to Fortitude Re funds withheld embedded derivative at Life and Retirement (L&R) compared to gains in the prior year, as well as derivative activity.

AATI was $4.9 billion, or $6.79 per diluted common share, for the full year of 2023 compared to $4.0 billion, or $5.12 per diluted common share, in the prior year. The increase in AATI was due to higher underwriting income and net investment income in General Insurance. While L&R APTI rose 15% in 2023, Corebridge’s earnings included in AATI decreased 20% due to the reduction in AIG ownership from 77.7% at the beginning of the year to 52.2% at December 31, 2023.

For the fourth quarter of 2023, net income attributable to AIG common shareholders was $86 million, or $0.12 per diluted common share, compared to $545 million, or $0.72 per diluted common share, in the prior year quarter. The decline was primarily driven by higher net realized losses on Fortitude Re funds withheld embedded derivative.

AATI was $1.3 billion, or $1.79 per diluted common share, for the fourth quarter of 2023 compared to $1.1 billion, or $1.39 per diluted common share, in the prior year quarter. The increase in AATI was driven by higher net investment income in General Insurance. Corebridge’s earnings included in AATI decreased about 25% due to the reduction in AIG ownership.

Total net investment income for the fourth quarter of 2023 was $3.9 billion, an increase of 21% from $3.3 billion in the prior year quarter, primarily driven by higher income from fixed maturity securities and loans due to higher reinvestment rates, partially offset by lower returns on alternative investments. Total net investment income on an APTI basis* was $3.5 billion, an increase of $499 million from the prior year quarter, reflecting the same trends.

Book value per common share was $65.14 as of December 31, 2023, an increase of 16% from September 30, 2023 and an increase of 18% from December 31, 2022, both primarily driven by a decrease in accumulated other comprehensive loss (AOCL) and the impact of share repurchases. Adjusted book value per common share* was $76.65, a decrease of 2% from September 30, 2023, primarily driven by the impact of Corebridge secondary offerings, and an increase of 1% from December 31, 2022, reflecting net impact of income, dividends, share repurchases and Corebridge secondary offerings.

In the fourth quarter of 2023, AIG repurchased $1.0 billion of common stock, or approximately 16 million shares, paid $256 million of common and preferred dividends and repurchased $1.6 billion aggregate principal amount of debt. AIG parent liquidity was $7.6 billion as of December 31, 2023, up $4.0 billion from September 30, 2023, which includes insurance subsidiary dividends and proceeds from Corebridge secondary offerings and the sale of Validus Re. Total debt and preferred stock to total capital ratio at December 31, 2023 was 28.5%, down from 33.7% at September 30, 2023, primarily driven by a decrease in AOCL. Excluding AOCL adjusted for cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, total debt and preferred stock to total capital ratio* was 24.3% at December 31, 2023, down from 25.9% at September 30, 2023.

On February 13, 2024, the AIG Board of Directors declared a quarterly cash dividend on AIG common stock of $0.36 per share. The dividend is payable on March 28, 2024 to stockholders of record at the close of business on March 14, 2024.

The AIG Board of Directors also declared a quarterly cash dividend of $365.625 per share on AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock (Series A Preferred Stock), with a liquidation preference of $25,000 per share, which is represented by depositary shares (NYSE: AIG PRA), each representing a 1/1,000th interest in a share of preferred stock. Holders of depositary shares will receive $0.365625 per depositary share. The dividend is payable on March 15, 2024 to holders of record at the close of business on February 29, 2024.

On January 31, 2024, AIG announced that it will redeem all of the 20,000 outstanding shares of Series A Preferred Stock and all 20,000,000 of the corresponding depositary shares on March 15, 2024. The redemption price per share of Series A Preferred Stock will be $25,000 (equivalent to $25.00 per depositary share).

FINANCIAL SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except per common share amounts)	2022	2023	2022	2023
Net income attributable to AIG common shareholders	$545	$86	$10,198	$3,614
Net income per diluted share attributable to AIG common shareholders	$0.72	$0.12	$12.94	$4.98

Adjusted pre-tax income (loss)	$1,613	$1,995	$5,800	$7,401
General Insurance	1,212	1,437	4,430	5,371
Life and Retirement	852	957	3,317	3,805
Other Operations	(451)	(399)	(1,947)	(1,775)

Net investment income	$3,258	$3,932	$11,767	$14,592
Net investment income, APTI basis	2,960	3,459	10,997	13,094

Adjusted after-tax income attributable to AIG common shareholders	$1,053	$1,270	$4,036	$4,921
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.39	$1.79	$5.12	$6.79

Weighted average common shares outstanding - diluted (in millions)	754.9	708.0	787.9	725.2

Return on common equity	5.5%	0.8%	20.7%	8.6%
Adjusted return on common equity	7.5%	9.4%	7.1%	9.0%

Book value per common share	$55.15	$65.14	$55.15	$65.14
Adjusted book value per common share	$75.90	$76.65	$75.90	$76.65

Common shares outstanding (in millions)	734.1	688.8	734.1	688.8

GENERAL INSURANCE

	Three Months Ended December 31,
($ in millions)	2022	2023	Change
Gross premiums written	$7,594	$7,631	—%

Net premiums written	$5,610	$5,755	3%
North America	2,674	2,660	(1)
North America Commercial Lines	2,272	2,111	(7)
North America Personal Insurance	402	549	37
International	2,936	3,095	5
International Commercial Lines	1,763	1,911	8
International Personal Insurance	1,173	1,184	1

Underwriting income (loss)	$635	$642	1%
North America	425	321	(24)
North America Commercial Lines	435	329	(24)
North America Personal Insurance	(10)	(8)	20
International	210	321	53
International Commercial Lines	196	292	49
International Personal Insurance	14	29	107

Net investment income, APTI basis	$577	$795	38%
Adjusted pre-tax income	$1,212	$1,437	19%
Return on adjusted segment common equity	10.8%	13.5%	2.7	pts

Underwriting ratios:
North America Combined Ratio (CR)	86.6	87.9	1.3	pts
North America Commercial Lines CR	84.4	85.1	0.7
North America Personal Insurance CR	102.5	101.8	(0.7)
International CR	93.2	90.1	(3.1)
International Commercial Lines CR	89.4	85.5	(3.9)
International Personal Insurance CR	98.9	97.7	(1.2)
General Insurance (GI) CR	89.9	89.1	(0.8)

GI Loss ratio	58.5	56.5	(2.0)	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(3.8)	(2.1)	1.7
Prior year development, net of reinsurance and prior year premiums	2.3	0.9	(1.4)
GI Accident year loss ratio, as adjusted	57.0	55.3	(1.7)
GI Expense ratio	31.4	32.6	1.2
GI Accident year combined ratio, as adjusted	88.4	87.9	(0.5)

Accident year combined ratio, as adjusted (AYCR):
North America AYCR	88.2	88.5	0.3	pts
North America Commercial Lines AYCR	85.9	84.3	(1.6)
North America Personal Insurance AYCR	105.3	109.4	4.1
International AYCR	88.6	87.4	(1.2)
International Commercial Lines AYCR	81.6	80.3	(1.3)
International Personal Insurance AYCR	98.9	99.1	0.2

General Insurance
•On November 1, 2023, AIG closed the sale of Validus Re. As a result of this sale, only one month of activity of Validus Re was included in General Insurance fourth quarter 2023 results, compared to a full quarter in 2022.
•General Insurance APTI of $1.4 billion increased $225 million from the prior year quarter, driven by higher net investment income, improved accident year losses and lower catastrophe-related charges, partially offset by lower favorable prior year development (PYD) and higher general operating expenses (GOE).
•Fourth quarter 2023 NPW of $5.8 billion increased 3% from the prior year quarter, or 7% on a comparable basis†, driven by 5% growth in Commercial Lines and 9% growth in Personal Insurance. North America Commercial Lines NPW declined 7% from the prior year quarter on a reported basis, but grew 5% on a comparable basis†, reflecting continued positive rate changes, higher renewal retentions and strong new business production in Lexington, Retail Property and Casualty, partially offset by a decline in Financial Lines premiums reflecting our continued underwriting discipline. International Commercial Lines delivered 8% NPW growth from the prior year quarter, or 6% on a comparable basis†, attributable to continued rate increases, strong renewal retention, and robust new business production in Property and Global Specialty, partially offset by a decrease in Financial Lines. Global Personal Insurance NPW increased 10% from the prior year quarter, or 9% on a comparable basis†, primarily driven by Private Client Select resulting from changes in our reinsurance program, partially offset by a decrease in Travel.
•Fourth quarter 2023 underwriting income increased $7 million from the prior year quarter to $642 million, and included $122 million of total catastrophe-related charges, representing 2.1 loss ratio points, of which $54 million was in North America and $68 million in International. Fourth quarter 2023 underwriting also included favorable PYD, net of reinsurance, of $69 million compared to favorable PYD, net of reinsurance, of $151 million in the prior year quarter. The amortization of the adverse development cover totaled $41 million in the fourth quarter 2023, flat with the fourth quarter 2022.
•The combined ratio improved 0.8 points from the prior year quarter to 89.1%, driven by a 2.0 point decrease in the loss ratio to 56.5%. The AYCR improved 0.5 points from the prior year quarter to 87.9%, driven by a 1.7 point decrease in the accident year loss ratio, as adjusted* (AYLR) to 55.3%, reflecting continued earn-in of premium rate increases in excess of loss cost trends and continued benefit from the business mix shift. The expense ratio was 32.6%, a 1.2 point increase from the prior year quarter, largely from an increase in GOE ratio.
•The North America Commercial Lines combined ratio increased 0.7 points from the prior year quarter to 85.1%, driven by lower favorable PYD and a higher GOE ratio. The AYCR improved 1.6 points to 84.3%, driven by a 2.7 point improvement in the AYLR to 60.3%.
•International Commercial Lines combined ratio improved 3.9 points from the prior year quarter to 85.5%, driven by lower catastrophe losses and an improvement in the acquisition ratio, mainly attributable to changes in the business mix and improved commission terms. The AYCR improved 1.3 points to 80.3%, primarily driven by the improvement in acquisition ratio.
•The North America Personal Insurance combined ratio improved 0.7 points from the prior year quarter to 101.8% and the AYCR increased 4.1 points to 109.4%, primarily driven by an increase in AYLR due to changes in business mix. The International Personal Insurance combined ratio improved 1.2 points from the prior year quarter to 97.7%, driven by a 3.9 point improvement in the loss ratio, partially offset by a 2.7 point increase in the expense ratio. The AYCR increased 0.2 points to 99.1% as the 2.5 point improvement in the AYLR was offset by the higher GOE ratio.
•Net investment income on an APTI basis was $795 million, an increase of 38% from the prior year quarter driven by higher income from fixed maturity securities and loans.

LIFE AND RETIREMENT

	Three Months Ended
	December 31,
($ in millions, except as indicated)	2022	2023	Change
Adjusted pre-tax income	$852	$957	12%
Individual Retirement	463	620	34
Group Retirement	172	179	4
Life Insurance	157	65	(59)
Institutional Markets	60	93	55

Premiums and fees	$2,861	$3,249	14%
Individual Retirement	241	220	(9)
Group Retirement	99	106	7
Life Insurance	1,097	952	(13)
Institutional Markets	1,424	1,971	38

Premiums and deposits	$8,800	$10,585	20%
Individual Retirement	3,827	5,282	38
Group Retirement	2,243	2,083	(7)
Life Insurance	1,179	1,216	3
Institutional Markets	1,551	2,004	29

Net flows	$(744)	$(777)	(4)%
Individual Retirement	212	772	264
Group Retirement	(956)	(1,549)	(62)

Net investment income, APTI basis	$2,225	$2,566	15%
Return on adjusted segment common equity	10.0%	11.5%	1.5	pts

Life and Retirement
•In the fourth quarter 2023, AIG completed two secondary offerings of Corebridge common stock, receiving proceeds of $1.7 billion and reducing AIG’s ownership to 52.2%. L&R results are presented before the impact of non-controlling interests on AATI. L&R’s contribution to AATI was $362 million, a decrease from $494 million in the prior year quarter.
•L&R APTI increased $105 million from the prior year quarter to $957 million. The increase was primarily due to higher base portfolio spread income as a result of higher base portfolio yields, partially offset by lower alternative investment income and higher mortality in the Life Insurance segment. Base net investment spreads in Individual and Group Retirement continued to widen with a 23 basis point combined improvement year-over-year.
•Premiums grew 19% from the prior year quarter to $2.5 billion due to higher pension risk transfer volumes. Premiums and deposits* increased 20% to $10.6 billion. Fixed and Fixed Index Annuities sales for the quarter were up 55% and Institutional Markets also had strong sales, supported by $1.9 billion of pension risk transfer transactions, partially offset by lower sales of Variable Annuities.
•Net investment income on an APTI basis was $2.6 billion, an increase of 15% from the prior year quarter driven by higher income from fixed maturity securities and loans.

OTHER OPERATIONS

	Three Months Ended
	December 31,
($ in millions)	2022	2023	Change
Corporate and Other	$(355)	$(234)	34%
Corebridge, Inc.	(111)	(176)	(59)
Consolidation and eliminations - other	15	11	(27)
Adjusted pre-tax loss	$(451)	$(399)	12%

Other Operations
•Corporate and Other APTL, excluding Corebridge, improved $121 million from the prior year quarter, largely due to higher income on parent short-term investments, lower general operating expenses and lower AIG interest expenses driven by debt reduction in 2023.
•Corebridge Other Operations APTL deteriorated $65 million from the prior year quarter. This was driven by the Asset Management Group, which includes the consolidated results of Variable Interest Entities (VIEs), recording a $97 million increase in APTL from the prior year quarter, largely due to lower interest income and net losses associated with VIEs compared to net gains in the prior year quarter. Corebridge Corporate general operating expenses and interest expenses remained relatively flat compared to the prior year quarter.

CONFERENCE CALL
AIG will host a conference call tomorrow, Wednesday, February 14, 2024 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live, listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Certain statements in this press release and other publicly available documents may include, and members of AIG management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward‑looking statements are intended to provide management’s current expectations or plans for AIG’s future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, such as the separation of the Life and Retirement business from AIG, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause AIG’s actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in specific projections, goals, assumptions and other forward-looking statements include, without limitation:

•the impact of adverse developments affecting economic conditions in the markets in which AIG and its businesses operate in the U.S. and globally, including adverse developments related to financial market conditions, macroeconomic trends, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures, including social inflation, pressures on the commercial real estate market, an economic slowdown or recession, any potential U.S. federal government shutdown and geopolitical events or conflicts, including the conflict between Russia and Ukraine and the conflict in Israel and the surrounding areas;
•occurrence of catastrophic events, both natural and man-made, including the effects of climate change, geopolitical events and conflicts and civil unrest;
•disruptions in the availability or accessibility of AIG's or a third party’s information technology systems, including hardware and software, infrastructure or networks, and the inability to safeguard the confidentiality and integrity of customer, employee or company data due to cyberattacks, data security breaches, or infrastructure vulnerabilities;
•AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, and the anticipated benefits thereof;
•AIG's ability to realize expected strategic, financial, operational or other benefits from the separation of Corebridge as well as AIG’s equity market exposure to Corebridge;
•AIG's ability to effectively implement restructuring initiatives and potential cost-savings opportunities;
•AIG's ability to effectively implement technological advancements, including the use of artificial intelligence (AI), and respond to competitors' AI and other technology initiatives;
•the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;
•concentrations in AIG’s investment portfolios;
•AIG’s reliance on third-party investment managers;
•changes in the valuation of AIG’s investments;
•AIG’s reliance on third parties to provide certain business and administrative services;
•availability of adequate reinsurance or access to reinsurance on acceptable terms;

•concentrations of AIG’s insurance, reinsurance and other risk exposures;
•nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);
•AIG's ability to adequately assess risk and estimate related losses as well as the effectiveness of AIG’s enterprise risk management policies and procedures, including with respect to business continuity and disaster recovery plans;
•difficulty in marketing and distributing products through current and future distribution channels;
•actions by rating agencies with respect to AIG’s credit and financial strength ratings as well as those of its businesses and subsidiaries;
•changes to sources of or access to liquidity;
•changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•changes in accounting principles and financial reporting requirements;
•the effects of sanctions, including those related to the conflict between Russia and Ukraine, and the failure to comply with those sanctions;
•the effects of changes in laws and regulations, including those relating to the regulation of insurance, in the U.S. and other countries in which AIG and its businesses operate;
•changes to tax laws in the U.S. and other countries in which AIG and its businesses operate;
•the outcome of significant legal, regulatory or governmental proceedings;
•AIG’s ability to effectively execute on sustainability targets and standards;
•AIG’s ability to address evolving stakeholder expectations and regulatory requirements with respect to environmental, social and governance matters;
•the impact of epidemics, pandemics and other public health crises and responses thereto; and
•such other factors discussed in Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Annual Report on Form 10-K for the year ended December 31, 2023 (which will be filed with the Securities and Exchange Commission (SEC)), Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, Part I, Item 2. MD&A of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, Part I, Item 2. MD&A of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2022.
Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.

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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES
Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Fourth Quarter 2023 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.
Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.
AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.
Book value per common share, excluding accumulated other comprehensive income (loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and deferred tax assets (DTA) (Adjusted book value per common share) is used to show the amount of our net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period, including changes in fair value (1) of AIG’s available for sale securities portfolio, (2) of market risk benefits attributable to our own credit risk and (3) due to discount rates used to measure traditional and limited payment long-duration insurance contracts, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted book value per common share is derived by dividing total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted common shareholders’ equity), by total common shares outstanding.
Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA), Other Intangible Assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) is used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.
AIG Return on Common Equity (ROCE) – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and DTA (Adjusted return on common equity) is used to show the rate of return on common shareholders’ equity. We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value (1) of AIG’s available for sale securities portfolio, (2) of market risk benefits attributable to our own credit risk and (3) due to discount rates used to measure traditional and limited payment long-duration insurance contracts, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.
General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.
General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on adjusted segment common equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.
Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on our internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.
Adjusted revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes), changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes) and income from elimination of the International reporting lag. Adjusted revenues is a GAAP measure for our segments.
Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across our segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that we believe to be common to the industry. APTI is a GAAP measure for our segments. Excluded items include the following:
•changes in fair value of securities used to hedge guaranteed living benefits;
•net change in market risk benefits (MRBs);
•changes in benefit reserves related to net realized gains and losses;
•changes in the fair value of equity securities;
•net investment income on Fortitude Re funds withheld assets;
•following deconsolidation of Fortitude Re, net realized gains and losses on Fortitude Re funds withheld assets;
•loss (gain) on extinguishment of debt;
•all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);
•income or loss from discontinued operations;
•net loss reserve discount benefit (charge);
•pension expense related to lump sum payments to former employees;
•net gain or loss on divestitures and other;
•non-operating litigation reserves and settlements;
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
•integration and transaction costs associated with acquiring or divesting businesses;
•losses from the impairment of goodwill;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles; and
•income from elimination of the international reporting lag.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:

•deferred income tax valuation allowance releases and charges;
•changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•net tax charge related to the enactment of the Tax Cuts and Jobs Act.

See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:
a.Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.Acquisition ratio = Total acquisition expenses ÷ NPE
c.General operating expense ratio = General operating expenses ÷ NPE
d.Expense ratio = Acquisition ratio + General operating expense ratio
e.Combined ratio = Loss ratio + Expense ratio
f.CATs and reinstatement premiums ratio = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h.Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
i.Prior year development net of reinsurance and prior year premiums ratio = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life‑contingent payout annuities, as well as deposits received on universal life, investment‑type annuity contracts, Federal Home Loan Bank funding agreements and mutual funds. We believe the measure of premiums and deposits is useful in understanding customer demand for our products, evolving product trends and our sales performance period over period.
Results from discontinued operations are excluded from all of these measures.
#    #    #

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in approximately 190 countries and jurisdictions protect their assets and manage risks through AIG operations and network partners.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Three Months Ended December 31,
	2022				2023
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(e)	Tax	Pre-tax	Charge	Interests(e)	Tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$756	$209	$—	$547	$(1,346)	$(873)	$—	$(473)
Noncontrolling interests			5	5			566	566
Pre-tax income (loss)/net income attributable to AIG	756	209	5	552	(1,346)	(873)	566	93
Dividends on preferred stock				7				7
Net income attributable to AIG common shareholders				545				86
Adjustments:
Changes in uncertain tax positions and other tax adjustments		(68)	—	68		(147)	—	147
Deferred income tax valuation allowance releases(a)		10	—	(10)		402	—	(402)
Changes in fair value of securities used to hedge guaranteed living benefits	(1)	—	—	(1)	4	1	—	3
Change in market risk benefit, net(b)	(245)	(52)	—	(193)	486	102	—	384
Changes in benefit reserves related to net realized gains (losses)	(3)	(1)	—	(2)	1	—	—	1
Changes in the fair value of equity securities	12	2	—	10	40	8	—	32
(Gain) loss on extinguishment of debt	4	1	—	3	(58)	(12)	—	(46)
Net investment income on Fortitude Re funds withheld assets	(309)	(65)	—	(244)	(543)	(114)	—	(429)
Net realized losses on Fortitude Re funds withheld assets	174	37	—	137	(101)	(21)	—	(80)
Net realized gains on Fortitude Re funds withheld embedded derivative	370	78	—	292	2,159	454	—	1,705
Net realized losses(c)	1,228	308	—	920	1,473	316	—	1,157
Net (gain) loss on divestitures and other	127	26	—	101	(501)	277	—	(778)
Non-operating litigation reserves and settlements	—	—	—	—	1	—	—	1
Unfavorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	46	9	—	37	50	11	—	39
Net loss reserve discount (benefit) charge	(707)	(149)	—	(558)	110	23	—	87
Pension expense related to a one-time lump sum payment to former employees	60	13	—	47	9	2	—	7
Integration and transaction costs associated with acquiring or divesting businesses	58	12	—	46	56	12	—	44
Restructuring and other costs	155	35	—	120	151	32	—	119
Non-recurring costs related to regulatory or accounting changes	15	3	—	12	4	—	—	4
Net impact from elimination of international reporting lag(d)	(127)	(27)	—	(100)	—	—	—	—
Noncontrolling interests(e)			(177)	(177)			(811)	(811)
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,613	$381	$(172)	$1,053	$1,995	$473	$(245)	$1,270

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (continued)
	Twelve Months Ended December 31,
	2022				2023
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefit)	controlling	After
	Pre-tax	Charge	Interests(e)	Tax	Pre-tax	Charge	Interests(e)	Tax
Pre-tax income/net income, including noncontrolling interests	$14,299	$3,025	$—	$11,273	$3,858	$(20)	$—	$3,878
Noncontrolling interests			(1,046)	(1,046)			(235)	(235)
Pre-tax income/net income attributable to AIG	14,299	3,025	(1,046)	10,227	3,858	(20)	(235)	3,643
Dividends on preferred stock				29				29
Net income attributable to AIG common shareholders				10,198				3,614
Adjustments:
Changes in uncertain tax positions and other tax adjustments		22	—	(22)		230	—	(230)
Deferred income tax valuation allowance releases(a)		25	—	(25)		357	—	(357)
Changes in fair value of securities used to hedge guaranteed living benefits	(30)	(6)	—	(24)	16	3	—	13
Change in market risk benefit, net(b)	(958)	(202)	—	(756)	2	—	—	2
Changes in benefit reserves related to net realized gains (losses)	(14)	(3)	—	(11)	(6)	(1)	—	(5)
Changes in the fair value of equity securities	53	11	—	42	(94)	(20)	—	(74)
(Gain) loss on extinguishment of debt	303	64	—	239	(37)	(8)	—	(29)
Net investment income on Fortitude Re funds withheld assets	(943)	(198)	—	(745)	(1,544)	(324)	—	(1,220)
Net realized losses on Fortitude Re funds withheld assets	486	102	—	384	295	62	—	233
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	(7,481)	(1,571)	—	(5,910)	2,007	422	—	1,585
Net realized losses(c)	173	38	—	135	2,496	534	—	1,962
Loss from discontinued operations				1				—
Net (gain) loss on divestitures and other	82	17	—	65	(643)	247	—	(890)
Non-operating litigation reserves and settlements	(41)	(9)	—	(32)	1	—	—	1
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(160)	(34)	—	(126)	(62)	(13)	—	(49)
Net loss reserve discount (benefit) charge	(703)	(148)	—	(555)	195	41	—	154
Pension expense related to a one-time lump sum payment to former employees	60	13	—	47	84	18	—	66
Integration and transaction costs associated with acquiring or divesting businesses	194	41	—	153	252	53	—	199
Restructuring and other costs	570	120	—	450	553	116	—	437
Non-recurring costs related to regulatory or accounting changes	37	8	—	29	40	8	—	32
Net impact from elimination of international reporting lag(d)	(127)	(27)	—	(100)	(12)	(3)	—	(9)
Noncontrolling interests(e)			599	599			(514)	(514)
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$5,800	$1,288	$(447)	$4,036	$7,401	$1,702	$(749)	$4,921
(a)The quarter and year ended December 31, 2023 include a valuation allowance release related to a portion of certain tax attribute carryforwards of AIG's U.S. federal consolidated income tax group, as well as valuation allowance changes in certain foreign jurisdictions.
(b)Includes realized gains and losses on certain derivative instruments used for non-qualifying (economic) hedging.
(c)Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(d)Effective in the quarter ended December 31, 2022, the foreign property and casualty subsidiaries report on a calendar year ending December 31. We determined that the effect of not retroactively applying this change was immaterial to our Consolidated Financial Statements for the current and prior periods. Therefore, we reported the cumulative effect of the change in accounting principle within the Consolidated Statements of Income (Loss) for the year ended December 31, 2022 and did not retrospectively apply the effects of this change to prior periods.
(e)Includes the portion of equity interest of non-operating income of Corebridge and consolidated investment entities that AIG does not own.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics
	Three Months Ended December 31,			Twelve Months Ended December 31,
Earnings per common share:	2022	2023	% Inc. (Dec.)	2022	2023	% Inc. (Dec.)
Basic
Income from continuing operations	$0.73	$0.12	(83.6)%	$13.10	$5.02	(61.7)%
Income from discontinued operations	—	—	NM	—	—	NM
Net income attributable to AIG common shareholders	$0.73	$0.12	(83.6)	$13.10	$5.02	(61.7)
Diluted
Income from continuing operations	0.72	$0.12	(83.3)	$12.94	$4.98	(61.5)
Income from discontinued operations	—	—	NM	—	—	NM
Net income attributable to AIG common shareholders	$0.72	$0.12	(83.3)	$12.94	$4.98	(61.5)
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.39	$1.79	28.8%	$5.12	$6.79	32.6%
Weighted average shares outstanding:
Basic	745.2	701.5		778.6	719.5
Diluted	754.9	708.0		787.9	725.2

Reconciliation of Book Value per Common Share
As of period end:	December 31, 2022	September 30, 2023	December 31, 2023
Total AIG shareholders' equity	$40,970	$39,984	$45,351
Less: Preferred equity	485	485	485
Total AIG common shareholders' equity (a)	40,485	39,499	44,866
Less: Deferred tax assets (DTA)*	4,518	3,974	4,313
Less: Accumulated other comprehensive income (AOCI)	(22,616)	(22,529)	(14,037)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	(2,862)	(2,973)	(1,791)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(19,754)	(19,556)	(12,246)
Total adjusted common shareholders' equity (b)	$55,721	$55,081	$52,799
Less: Intangible assets:
Goodwill	3,927	3,498	3,539
Value of business acquired	92	16	15
Value of distribution channel acquired	418	149	145
Other intangibles	286	249	249
Total intangible assets	4,723	3,912	3,948
Total adjusted tangible common shareholders' equity (c)	$50,998	$51,169	$48,851
Total common shares outstanding (d)	734.1	704.6	688.8

As of period end:	December 31, 2022	% Inc. (Dec.)	September 30, 2023	% Inc. (Dec.)	December 31, 2023
Book value per common share (a÷d)	$55.15	18.1%	$56.06	16.2%	$65.14
Adjusted book value per common share (b÷d)	75.90	1.0	78.17	(1.9)	76.65
Adjusted tangible book value per common share (c÷d)	69.47	2.1	72.62	(2.3)	70.92

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Return On Common Equity
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2023	2022	2023
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$2,180	$344	$10,198	$3,614
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$4,212	$5,080	$4,036	$4,921
Average AIG Common Shareholders' equity (c)	$39,953	$42,183	$49,338	$41,930
Less: Average DTA*	4,536	4,144	4,796	4,322
Less: Average AOCI	(23,369)	(18,283)	(13,468)	(19,499)
Add: Average cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(2,942)	(2,382)	(1,053)	(2,475)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(20,427)	(15,901)	(12,415)	(17,024)
Average adjusted common shareholders' equity (d)	$55,844	$53,940	$56,957	$54,632

ROCE (a÷c)	5.5%	0.8%	20.7%	8.6%
Adjusted return on common equity (b÷d)	7.5%	9.4%	7.1%	9.0%
*Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

Reconciliation of Net Investment Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2023	2022	2023
Net Investment Income per Consolidated Statements of Operations	$3,258	$3,932	$11,767	$14,592
Changes in fair value of securities used to hedge guaranteed living benefits	(14)	(15)	(55)	(55)
Changes in the fair value of equity securities	12	40	53	(94)
Net investment income on Fortitude Re funds withheld assets	(309)	(543)	(943)	(1,544)
Net realized gains (losses) related to economic hedges and other	54	45	216	196
Net impact from elimination of International reporting lag	(41)	—	(41)	(1)
Total Net Investment Income - APTI Basis	$2,960	$3,459	$10,997	$13,094

Reconciliation of Net Premiums Written - Comparable Basis
	Three Months Ended December 31, 2023					Twelve Months Ended December 31, 2023
				North
		Global -	Global -	America -	International -		Global -
	General	Commercial	Personal	Commercial	Commercial	General	Commercial		Global
	Insurance	Lines	Insurance	Lines	Lines	Insurance	Lines	Lexington	Specialty
Change in net premiums written
Increase (decrease) as reported in U.S. dollars	2.6%	(0.3)%	10.0%	(7.1)%	8.4%	4.7%	4.4%	17.1%	8.9%
Foreign exchange effect	(0.5)	(0.9)	0.5	—	(1.9)	1.5	0.6	(0.1)	0.3
Lag elimination impact	(0.9)	(0.6)	(1.5)	—	(1.6)	0.4	0.6	—	0.3
Validus Re	3.5	4.7	—	7.9	0.8	(1.8)	(2.6)	—	—
Crop Risk Services	1.8	2.5	—	4.3	—	1.8	2.4	—	—
Increase (decrease) on comparable basis	6.5%	5.4%	9.0%	5.1%	5.7%	6.6%	5.4%	17.0%	9.5%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2023	2022	2023
Total General Insurance
Combined ratio	89.9	89.1	91.9	90.6
Catastrophe losses and reinstatement premiums	(3.8)	(2.1)	(5.0)	(4.3)
Prior year development, net of reinsurance and prior year premiums	2.3	0.9	1.8	1.4
Accident year combined ratio, as adjusted	88.4	87.9	88.7	87.7

North America
Combined ratio	86.6	87.9
Catastrophe losses and reinstatement premiums	(4.2)	(2.0)
Prior year development, net of reinsurance and prior year premiums	5.8	2.6
Accident year combined ratio, as adjusted	88.2	88.5

North America - Commercial Lines
Loss ratio	61.5	61.1
Catastrophe losses and reinstatement premiums	(4.4)	(1.7)
Prior year development, net of reinsurance and prior year premiums	5.9	0.9
Accident year loss ratio, as adjusted	63.0	60.3

Combined ratio	84.4	85.1
Catastrophe losses and reinstatement premiums	(4.4)	(1.7)
Prior year development, net of reinsurance and prior year premiums	5.9	0.9
Accident year combined ratio, as adjusted	85.9	84.3

North America - Personal Insurance
Combined ratio	102.5	101.8
Catastrophe losses and reinstatement premiums	(2.8)	(3.7)
Prior year development, net of reinsurance and prior year premiums	5.6	11.3
Accident year combined ratio, as adjusted	105.3	109.4

International
Combined ratio	93.2	90.1
Catastrophe losses and reinstatement premiums	(3.5)	(2.2)
Prior year development, net of reinsurance and prior year premiums	(1.1)	(0.5)
Accident year combined ratio, as adjusted	88.6	87.4

International - Commercial Lines
Combined ratio	89.4	85.5
Catastrophe losses and reinstatement premiums	(5.2)	(3.0)
Prior year development, net of reinsurance and prior year premiums	(2.6)	(2.2)
Accident year combined ratio, as adjusted	81.6	80.3

International - Personal Insurance
Loss ratio	54.8	50.9
Catastrophe losses and reinstatement premiums	(1.0)	(0.6)
Prior year development, net of reinsurance and prior year premiums	1.0	2.0
Accident year loss ratio, as adjusted	54.8	52.3

Combined ratio	98.9	97.7
Catastrophe losses and reinstatement premiums	(1.0)	(0.6)
Prior year development, net of reinsurance and prior year premiums	1.0	2.0
Accident year combined ratio, as adjusted	98.9	99.1

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2023	2022	2023

Adjusted pre-tax income	$1,212	$1,437	$4,430	$5,371
Interest expense on attributed financial debt	131	117	560	506
Adjusted pre-tax income including attributed interest expense	1,081	1,320	3,870	4,865
Income tax expense	291	331	920	1,146
Adjusted after-tax income	790	989	2,950	3,719
Dividends declared on preferred stock	3	3	12	12
Adjusted after-tax income attributable to common shareholders	$787	$986	$2,938	$3,707

Ending adjusted segment common equity	$30,328	$28,067	$30,328	$28,067
Average adjusted segment common equity	$29,246	$29,319	$28,336	$29,732
Return on adjusted segment common equity	10.8%	13.5%	10.4%	12.5%

Total segment shareholder’s equity	$24,310	$24,290	$24,310	$24,290
Less: Preferred equity	212	184	212	184
Total segment common equity	24,098	24,106	24,098	24,106
Less: Accumulated other comprehensive income (AOCI)	(6,912)	(4,534)	(6,912)	(4,534)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(682)	(573)	(682)	(573)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(6,230)	(3,961)	(6,230)	(3,961)
Total adjusted segment common equity	$30,328	$28,067	$30,328	$28,067

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2023	2022	2023

Adjusted pre-tax income	$852	$957	$3,317	$3,805
Interest expense on attributed financial debt	110	114	345	459
Adjusted pre-tax income including attributed interest expense	742	843	2,972	3,346
Income tax expense	161	155	610	651
Adjusted after-tax income	581	688	2,362	2,695
Dividends declared on preferred stock	2	2	8	8
Adjusted after-tax income attributable to common shareholders	$579	$686	$2,354	$2,687

Ending adjusted segment common equity	$23,179	$23,208	$23,179	$23,208
Average adjusted segment common equity	$23,115	$23,912	$22,611	$23,443
Return on adjusted segment common equity	10.0%	11.5%	10.4%	11.5%

Total segment shareholder’s equity	$8,606	$11,019	$8,606	$11,019
Less: Preferred equity	164	158	164	158
Total segment common equity	8,442	10,861	8,442	10,861
Less: Accumulated other comprehensive income (AOCI)	(16,917)	(13,565)	(16,917)	(13,565)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(2,180)	(1,218)	(2,180)	(1,218)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(14,737)	(12,347)	(14,737)	(12,347)
Total adjusted segment common equity	$23,179	$23,208	$23,179	$23,208

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Premiums and Deposits

	Three Months Ended
	December 31,
	2022	2023
Individual Retirement:
Premiums	$63	$40
Deposits	3,764	5,245
Other	—	(3)
Premiums and deposits	$3,827	$5,282

Group Retirement:
Premiums	$3	$4
Deposits	2,240	2,079
Other	—	—
Premiums and deposits	$2,243	$2,083

Life Insurance:
Premiums	$701	$581
Deposits	410	408
Other	68	227
Premiums and deposits	$1,179	$1,216

Institutional Markets:
Premiums	$1,375	$1,921
Deposits	169	75
Other	7	8
Premiums and deposits	$1,551	$2,004

Total Life and Retirement:
Premiums	$2,142	$2,546
Deposits	6,583	7,807
Other	75	232
Premiums and deposits	$8,800	$10,585

Total Debt and Preferred Stock Leverage

	Three Months Ended	Three Months Ended
	September 30, 2023	December 31, 2023
Hybrid - debt securities / Total capital	3.1%	2.8%
Financial debt and debt held for sale / Total capital	29.8	25.0
Total debt / Total capital	32.9	27.8
Preferred stock / Total capital	0.8	0.7
Total debt and preferred stock / Total capital (incl. AOCI)	33.7	28.5
AOCI Impact	(7.8)	(4.2)
Total debt and preferred stock / Total capital (ex. AOCI)	25.9%	24.3%